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                                                                     Exhibit 5.1

                 GERSTEN, SAVAGE, KAPLOWITZ, WOLF & MARCUS, LLP
                         101 East 52nd Street, 9th floor
                               New York, NY 10022
                                 (212) 752-9700
                                 (212) 980-5192


                                                               November 24, 2003

SteelCloud, Inc.
1306 Squire Court
Sterling, Virginia 20166

Ladies and Gentlemen:

            You have requested our opinion with respect to certain matters in connection with the filing by SteelCloud, Inc., a Virginia corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of up to 2,466,797shares of the Company's common stock, $.001 par value (the "Common Stock"), on behalf of the selling stockholders named therein, including:

            a. 1,887,500 shares of the Company's Common Stock (the "Private Placement Shares") issued pursuant to various purchase agreements (the "Purchase Agreements"), each dated as of October 24, 2003 (the "Private Placement"); and

            b. up to 579,297 shares of the Company's Common Stock (the "Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Warrants") that were issued in connection with the Private Placement.

            This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

            In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company's Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the Purchase Agreements, the Warrants, the corporate proceedings taken by the Company in connection with the issuance of the Private Placement Shares and the Warrants and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

            On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, when issued in accordance with the Warrants will be validly issued, fully paid, and non-assessable.

            We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

            This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Private Placement Shares, the Purchase Agreements, the Warrant Shares or the Warrants.

                             Very truly yours,

                             /s/ Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                                 -----------------------------------------------
                                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP